ALTA MESA HOLDINGS, L.P.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Effective August 1, 2013)

2.39.	Permitted Holder	8
2.40.	Person	8
2.41.	Plan	8
2.42.	Plan Year	8
2.43.	Separation from Service	8
2.44.	Specified Employee	9
2.45.	Subsidiary	9
2.46.	Total and Permanent Disability	9
2.47.	Trust	9
2.48.	Trust Agreement	9
2.49.	Trustee	9
2.50.	Valuation Date	9
2.51.	Year of Service	9
ARTICLE THREE ADMINISTRATION		10
3.1.	Composition of Administrative Committee	10
3.2.	Administration of Plan	10
3.3.	Action by Administrative Committee	10
3.4.	Delegation	11
3.5.	Reliance Upon Information	11
3.6.	Indemnity of Plan Administration Employees	11
3.7.	Plan Expenses	12
ARTICLE FOUR PARTICIPATION		12
4.1.	Eligibility of Employees	12
4.2.	Notification of Eligible Employees	12
4.3.	Compensation and Bonus Deferral Agreement	12
4.4.	Leave of Absence	14
4.5.	Elective Employer Contributions	14
4.6.	Vesting	14
4.7.	Application of Forfeitures	15
4.8.	Election of Manner of Payment	15
ARTICLE FIVE COMPENSATION DEFERRAL AND ACCOUNTS		16
5.1.	Deferral of Compensation and/or Bonus	16
5.2.	Allocation of Investment Experience to Accounts	16
5.3.	Investment of Accounts	16
5.4.	Participants’ Rights Under the Trust	18
5.5.	Determination of Account	18
ARTICLE SIX DISTRIBUTIONS		18
6.1.	Amount of Deferred Compensation Subject to Distribution	18
6.2.	Forms of Distribution	18
6.3.	Timing of Distributions	19
6.4.	Fixed Determination Date and Investment Experience	20
6.5.	Withdrawal due to Financial Emergency	21
6.6.	Trust and Payor of Deferred Compensation	21
6.7.	Reimbursement of Participant	22
6.8.	Facility of Payments	23
6.9.	Beneficiary Designations	23

6.10.	Withholding of Taxes	24
ARTICLE SEVEN RIGHTS OF PARTICIPANTS		24
7.1.	Annual Statement to Participants	24
7.2.	Limitation of Rights	25
7.3.	Nonalienation of Benefits	25
7.4.	Claims Procedures	26
ARTICLE EIGHT MISCELLANEOUS		29
8.1.	Amendment or Termination of the Plan	29
8.2.	Powers of the Employer	30
8.3.	Successors	30
8.4.	Affiliated Entity	30
8.5.	Compliance with Code Section 409A	31
8.6.	Funding and Liability of Employer	31
8.7.	No Effect on Employment Relationship	31
8.8.	Notice	32
8.9.	No Guarantee of Tax Consequences	32
8.10.	Successors	32
8.11.	Waiver	32
8.12.	Severability	33
8.13.	Interpretive Matters	33
8.14.	Governing Law; Jurisdiction	33
8.15.	Waiver of Jury Trial	34

ALTA MESA HOLDINGS, L.P.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Effective August 1, 2013)

ARTICLE One ESTABLISHMENT, PURPOSE AND STATUS OF THE PLAN

1.1.Establishment of Plan.  Alta Mesa Holdings, L.P., a Texas limited partnership (the “Company”), hereby adopts an unfunded, nonqualified, deferred compensation plan, which is named “Alta Mesa Holdings, L.P. Supplemental Executive Retirement Plan”, effective as of August 1, 2013 (the “Plan”).

1.2.Purpose of Plan.  The Plan is maintained for the purpose of advancing the interests of the Company by enhancing the Company’s ability to attract and retain highly qualified executives.  The Company anticipates that accomplishment of those objectives will be facilitated by providing Participants with a mechanism through which they may provide for their retirement (or other deferred compensation needs) by electing to defer a portion of their Compensation and/or Bonuses.  In addition, the Company may make employer contributions to the Plan on behalf of certain Participants.

1.3.Status of Plan.  The Plan is intended to be an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a “select group of management or highly compensated employees” within the meaning of such phrase in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Plan is intended to be exempt from the participation and vesting, funding, and fiduciary responsibility requirements of Title I of ERISA.  The Plan is also intended to qualify for simplified reporting under U.S. Department of Labor Regulation Section 2530.104-23, which provides for an alternative method of compliance for plans described in such regulation.  The Plan is not intended to satisfy the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  The Plan is subject to the requirements of Code Section 409A for nonqualified deferred compensation plans. The Plan is to be construed in accordance with the requirements of Code Section 409A in order to preclude taxation under Code Section 409A.

ARTICLE Two DEFINITIONS

In addition to the terms defined in the text hereof, each term below shall have the meaning assigned thereto for all purposes of the Plan unless the context reasonably requires a broader, narrower or different meaning.

2.1.Account.  “Account” means, with respect to each Participant, the Account reflecting his interest under the Plan under the Deferred Compensation Ledger, as established and maintained pursuant to Article Five.  The Account shall be comprised of two principal subaccounts, i.e., the “Participant Account” and the “Employer Account”.  The Participant’s Elective Deferral Contributions, and Investment Experience credited thereon, shall be posted to the Participant Account which shall be 100% vested at all times.  Any Elective Employer Contributions, and Investment Experience credited thereon, shall be posted to the Employer Account which may be subject to a vesting schedule pursuant to Section 4.6.  The Administrative Committee may establish other subaccounts for Participants under their Accounts as it deems appropriate from time to time.

2.2.Active Participant.  “Active Participant” means a Participant who is currently eligible under the terms of the Plan to authorize a Deferral Agreement or to receive an allocation of Elective Employer Contributions to his Account.  An Employee who was selected to be a Participant shall be considered an Active Participant while he remains in Employment unless and until the Administrative Committee determines that he no longer is eligible to be an Active Participant pursuant to Section 4.1.

2.3.Administrative Committee.  “Administrative Committee” means the committee described in Article Three.

2.4.Advance Distribution Election.  “Advance Distribution Election” means a separate written agreement entered into by and between the Employer and a Participant which specifies (a) the Participant’s election as to the method that the deferred amount is to be paid, i.e., lump sum or installment payments, and (b) the Fixed Determination Date for payment.

2.5.Affiliated Entity.  “Affiliated Entity” means, with respect to the Company, any Person, directly or indirectly controlling, controlled by, or under common control with the Company.  For the purposes of this definition, the terms “controlling, controlled by, or under common control” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person, as determined and designated in the discretion of either the Board, the Board Committee or the Administrative Committee.

2.6.Beneficiary.  “Beneficiary” means the beneficiary or beneficiaries designated by the Participant, on a form provided by the Administrative Committee, or otherwise determined in accordance with Section 6.9, to receive any amounts distributable under the Plan upon his death.

2.7.Board.  “Board” means the governing body of the General Partner of the Company.

2.8.Board Committee.  “Board Committee” means the compensation committee of the Board or any other committee appointed by the Board and consisting of one or more members of the Board who have been selected by the Board to serve on such Committee.  The Board shall have the authority to select and remove members of the Board Committee in its discretion.  If no Board Committee has been appointed, references herein to the Board Committee should refer to the Board.

2.9.Bonus.  “Bonus” means any cash amount that is payable to the Participant as a bonus awarded under a cash bonus program maintained by an Employer.

2.10.Capital Stock.    “Capital Stock” of any Person means any and all shares, units, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person, but excluding any debt securities convertible into, or exchangeable for, such equity.

2.11.Cause.  “Cause” means any of the following:  (a) the Employee’s conviction by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony or entering the plea of nolo contendere to such crime by the Employee; (b) the commission by the Employee of a material and demonstrable act of fraud, or a material and demonstrable misappropriation of funds or property, of or upon the Company or any Affiliated Entity; (c) the knowing engagement by the Employee, without the written approval of the Board or the Board Committee, in any material activity which directly competes with the business of the Company or any Affiliated Entity, or which would directly result in a material injury to the business or reputation of the Company or any Affiliated Entity; or (d) the willful, material and repeated nonperformance of Employee’s duties to the Company or an Affiliated Entity (other than by reason of Employee’s illness or incapacity), but only under clauses (c), or (d) above, after notice from the Board or the Board Committee of such material breach or nonperformance (which notice specifically identifies the manner and sets forth specific facts, circumstances and examples of which the Board or the Board Committee believes that Employee has not substantially performed his duties) and Employee’s continued willful failure to cure such breach or nonperformance within the time period set by the Board or the Board Committee, but in no event more than sixty (60) calendar days after his receipt of such notice.  Moreover, for purposes of clause (d), no act or failure to act on Employee’s part shall be deemed “willful” unless it is done or omitted by Employee without his reasonable belief that such action or omission was in the best interest of the Company or an Affiliated Entity (assuming disclosure of the pertinent facts, any action or omission by Employee after consultation with, and in accordance with the advice of, legal counsel for the Company or any Affiliated Entity shall be deemed to have been taken in good faith and to not be willful for purposes of this Plan).

2.12.Change of Control.

a)“Change of Control” means the occurrence of any one or more of the following events:

(1)Any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (herein, a “Person” for purposes of this definition), or more than one Person acting as a group (within the meaning of Code Section 409A), other than a Permitted Holder, acquires beneficial ownership (within the meaning of Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the General Partner (or, following the conversion of the Company into another form as described below, more than 50% of the combined voting power of the then outstanding voting securities of the successor entity to the Company) (the “Outstanding Voting Securities”); or

(2)The withdrawal, removal or resignation of the General Partner; or

(3)The first day on which a majority of the members of the Board are not Continuing Directors; or

(4)The sale, lease, transfer, conveyance or other disposition (other than by way of reorganization, merger, consolidation or similar business combination), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person, other than to the Company or a Permitted Holder; or

(5)The acquisition of the Company by another Person pursuant to a reorganization, merger, consolidation or similar business combination (a “Merger”), unless immediately following such Merger the holders of the outstanding partnership interests in the Company immediately prior to such Merger continue to beneficially own in the aggregate  more than fifty percent (50%) of the Capital Stock of the entity surviving such Merger (or its parent company); or

(6)The adoption by the members of the General Partner or the partners of the Company (or, following the conversion of the Company into another form as described in the following paragraph, the holders of the converted entity’s Capital Stock) of a plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding any other provision of the Plan to the contrary, there shall not be a Change of Control if there is (i) a conversion (whether by merger, statutory conversion or otherwise) of the Company from a limited partnership to a limited liability company or corporation, or an exchange of all of the outstanding partnership interests in the Company for Capital Stock in a corporation or a limited liability company, so long as following such conversion or exchange the Persons who were the beneficial owners of the outstanding partnership interests in the Company immediately prior to such transactions continue to beneficially own in the aggregate sufficient Capital Stock of such successor entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such successor entity, (ii) a firm commitment underwritten initial public offering by the Company or any successor entity following a conversion or exchange described in clause (i) above, pursuant to a registration statement under the Securities Act of 1933, as amended, or (iii) a transfer to a “related person” (within the meaning of Code Section 409A).

b)Notwithstanding the foregoing provisions of this Section 2.12, and only to the extent that any payment or acceleration of payment of the Participant’s Account balance is subject to taxation under Code Section 409A for nonqualified deferred compensation, the term Change of Control shall be construed in accordance with the meaning of the term “change in control event” as set forth in Code Section 409A in order to preclude taxation under Section 409A if such terms are inconsistent, but only to the minimum extent necessary to comply with Section 409A, as determined by the Administrative Committee, the Board, or the Board Committee.

2.13.Code.  “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other authority issued thereunder by the appropriate governmental authority.

2.14.Company.  “Company” means Alta Mesa Holdings, L.P., a Texas limited partnership, or any successor in interest thereto.

2.15.Compensation.  “Compensation” means the salary and other cash remuneration that is payable by the Employer to the Employee for compensatory services rendered, including earned commissions but excluding any Bonuses and reimbursements of business and other expenses.

2.16.Continuing Director.  “Continuing Director” means, as of any date of determination, any member of the Board who (a) was a member of the Board on the Effective Date or (b) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

2.17.Deferral Agreement.  “Deferral Agreement” means a separate written agreement entered into by and between the Employer and an Active Participant in accordance with Article Four for a Plan Year, which agreement describes the terms and conditions of such Active Participant’s deferral of Compensation and/or Bonus hereunder for such Plan Year.  The Deferral Agreement shall be executed and dated by the Active Participant and shall specify the amount of Compensation and/or Bonus related to services to be performed during the Plan Year (or applicable portion thereof, in the case of a newly-eligible Participant), by percentage or dollar amount, to be deferred as an Elective Deferral Contribution.

2.18.Deferred Compensation Ledger.  “Deferred Compensation Ledger” means the appropriate accounting records maintained by the Administrative Committee (or its delegate) which set forth the name of each Participant and his Account transactions reflecting (a) the amount of Compensation and Bonus deferred pursuant to Article Four, (b) the amount of Elective Employer Contributions made on behalf of the Participant pursuant to Article Four, (c) the amount of Investment Experience credited or charged to the Participant’s Account pursuant to Article Five, and (d) the amount of any distributions or withdrawals pursuant to Article Six.  The Deferred Compensation Ledger shall be utilized solely as a device for the measurement and determination of the contingent amounts to be paid to Participants under the Plan.  The Deferred Compensation Ledger shall not constitute or be treated as an escrow, trust fund, or any other type of funded account of whatever kind for Code or ERISA purposes and, moreover, contingent amounts credited thereto shall not be considered “plan assets” for ERISA purposes.  In addition, no economic benefit or constructive receipt of income shall be provided to any Participant for purposes of the Code unless and until cash payments under the Plan are actually made to the Participant.  The Deferred Compensation Ledger merely provides a record of the bookkeeping entries relating to the contingent benefits that the Employer intends to provide to Participants and thus reflects a mere unsecured promise to pay such amounts in the future.

2.19.Designated Beneficiary.  “Designated Beneficiary” means Person or Persons designated under Section 6.9.

2.20.Determination Date.  “Determination Date” means, with respect to a Participant, the earlier of (a) the date of his Separation from Service or (b) the Fixed Determination Date as elected by the Participant in his Advance Distribution Election Form pursuant to Section 4.3.

2.21.Dispute.  “Dispute” means any dispute, disagreement, claim or controversy arising in connection with, or relating to, the Plan.

2.22.Elective Deferral Contribution.  “Elective Deferral Contribution” means any amount of a Participant’s Compensation and/or Bonus which he elects to defer under the Plan and to have such deferred amount credited to his Participant Account.

2.23.Elective Employer Contribution.  “Elective Employer Contribution” means a contribution that is made by the Employer and allocated to a Participant’s Employer Account pursuant to Section 4.5.

2.24.Employee.  “Employee” means an employee who is a member of a select group of management or highly compensated employees of an Employer, as determined by the Board in accordance with the authoritative guidance under ERISA.

2.25.Employer.  “Employer” means the Company or any Affiliated Entity that employs an Employee.

2.26.Employer Account.  “Employer Account” means the subaccount established under an Account, as described in Section 2.1.

2.27.Employment.  “Employment” means employment with an Employer.  In this regard, except as may be determined by the Administrative Committee in accordance with Code Section 409A, neither the transfer of a Participant from employment by an Employer to employment by an Affiliated Entity, nor the transfer of a Participant from employment by an Affiliated Entity to employment by an Employer, shall be deemed to be a Separation from Service by the Participant.  Moreover, except as may be determined by the Administrative Committee in accordance with the rules under Code Section 409A, a Participant shall not be deemed to have incurred a Separation from Service because of his authorized temporary absence from active employment on account of illness or vacation, or during another temporary leave of absence authorized by the Employer.

The Employment of a Participant shall not be deemed to have been terminated because of any leave of absence for any period that is required by the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended (“USERRA”) (if the Participant returns to active Employment within the period required by USERRA after termination of military leave), or during any period required to be treated as a leave of absence under any applicable statute (such as the Family and Medical Leave Act of 1993, as amended), Employer personnel policy, or employment agreement between the Participant and the Employer.

2.28.ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and other authority issued thereunder by the appropriate governmental authority.

2.29.Exchange Act.  “Exchange Act” means the federal Securities Exchange Act of 1934, as amended.

2.30.Financial Emergency.  “Financial Emergency” means an unforeseeable emergency and severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or of a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant.  The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but a Financial Emergency shall not be deemed to exist to the extent that such hardship is or may be relieved:

a)through reimbursement or compensation by insurance or otherwise;

b)by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

c)by cessation of Elective Deferral Contributions under the Plan or elective deferrals contributions made by the Participant under any 401(k) plan or other deferred compensation plan maintained by the Employer.

By way of example, the need to send a Participant’s child to college or the desire to purchase or improve a home is not considered a Financial Emergency.

2.31.Fixed Determination Date.  “Fixed Determination Date” means a designated date selected by the Participant in accordance with Section 6.4 that is the last day of a calendar quarter, but not earlier than the start of the second Plan Year following the Plan Year for which the contribution was deferred under the Plan.  A Participant may elect, in his discretion, a Fixed Determination Date for all Elective Deferral Contributions and Elective Employer Contributions made to his Account with respect to a single Plan Year, on a Plan Year by Plan Year basis, plus all Investment Experience that is allocated to such contributions.

2.32.Fund.  “Fund” means each investment fund designated from time to time for the deemed investment of Accounts pursuant to Article Five.

2.33.General Partner.  “General Partner” means the general partner of the Company, or its successor in interest.

2.34.Insolvent.  “Insolvent” means either (a) the Employer is unable to pay its debts as they become due, or (b) the Employer is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

2.35.Investment Experience.  “Investment Experience” means the hypothetical amounts credited (as income or appreciation on any hypothetical investments) or charged (as losses or depreciation on any such hypothetical investments) to the Participant’s Account balance.

2.36.Normal Retirement.  “Normal Retirement” means the termination of a Participant’s Employment on or after the date that the Participant attains the age of 65 for any reason other than due to (a) his death or Total and Permanent Disability or (b) his termination of Employment for Cause.

2.37.Participant.  “Participant” means an Employee who has been selected pursuant to Section 4.1 to participate in the Plan.  An Employee or former Employee (or a Beneficiary thereof in the event of death) who still has an Account balance shall be deemed a Participant hereunder regardless of whether he is then an Active Participant.

2.38.Participant Account.  “Participant Account” means the subaccount established under an Account, as described in Section 2.1.

2.39.Permitted Holder.    “Permitted Holder” means any of the following: (a) (i) Mike Ellis, Mickey Ellis and their children, estates, heirs or lineal descendants, (ii) any trust having as its sole beneficiaries one or more of the persons listed in clause (a)(i) above, (iii) any Person a majority of the then outstanding voting securities of which is owned or controlled by one or more of the Persons referred to in clauses (a)(i) or (a)(ii) of this definition; (b) Denham Capital Management LP and any of its affiliates (other than any operating company in which it has a portfolio investment); and (c) any group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of which any of the forgoing are members.

2.40.Person.  Person means any individual, firm, corporation, partnership, company, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, or other entity.

2.41.Plan.  “Plan” means the Alta Mesa Holdings, L.P. Supplemental Executive Retirement Plan, as set forth herein and as it may be amended from time to time.

2.42.Plan Year.  “Plan Year” means the calendar year commencing on January 1 and ending on December 31; provided, however, the first Plan Year shall be a short year commencing on August 1, 2013, and ending on December 31, 2013.

2.43.Separation from Service.  “Separation from Service” means the Participant’s termination from Employment with the Company and all Affiliated Entities, and shall be construed to have the same meaning of such term as set forth in Code Section 409A, as determined by the Administrative Committee for each Participant.

2.44.Specified Employee.  “Specified Employee” means an Employee or former Employee, but only to the extent that the stock of the Company or other Employer is publicly traded on an established securities market (or as otherwise prescribed by Code Section 409A), and who satisfies the definition of “specified employee” as set forth in Code Section 409A(a)(2)(B)(i), as determined by the Administrative Committee.

2.45.Subsidiary.  “Subsidiary” means any subsidiary of the Company as defined under Code Section 424(f).

2.46.Total and Permanent Disability.  “Total and Permanent Disability” means the Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b), by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.  Any determination of Total and Permanent Disability shall be made by the Administrative Committee in accordance with the requirements of Code Section 409A.

2.47.Trust.  “Trust” means a grantor trust, as described in Code Sections 671-677, of the type commonly referred to as a “rabbi trust” which has been created under the Trust Agreement and pursuant to which the Employer may place assets to “informally fund” benefits that are payable under the Plan.  Regardless of whether a Trust is used, the Plan is “unfunded” for purposes of ERISA and the Code.  There is no requirement to establish a Trust to hold assets under the Plan.

2.48.Trust Agreement.  “Trust Agreement” means the trust agreement, which embodies the terms and conditions of the Trust, but only if the Company should elect to create the Trust in order to informally fund benefits payable under the Plan.

2.49.Trustee.  “Trustee” means the duly appointed and acting trustee of the Trust, and any successor thereto.

2.50.Valuation Date.  “Valuation Date” means the last day of each calendar quarter and any other interim date, as determined by the Administrative Committee, for the valuation of an Account.

2.51.Year of Service.  “Year of Service” means a complete twelve (12) month period commencing on the date the Participant was first employed, or reemployed, in Employment, and ending on each annual anniversary of such date if the Participant was continuously in Employment during such entire one-year period, as determined by the Administrative Committee.

ARTICLE Three ADMINISTRATION

3.1.Composition of Administrative Committee.  The Administrative Committee shall be comprised of such officers or other employees of an Employer as chosen by the Board to constitute the Administrative Committee.  Each member of the Administrative Committee shall serve at the pleasure of the Board, and the Board may remove or replace a member of the Administrative Committee pursuant to procedures established by the Board.

A member of the Administrative Committee may also be a Participant.  A member of the Administrative Committee who is also a Participant shall not vote or otherwise act on any matter relating directly to himself under the Plan, such as his individual eligibility or benefits and, in any such instance, he shall recuse himself from any deliberation and vote on such matter.

The members of the Administrative Committee shall not receive any special compensation for serving in their capacities as members of the Administrative Committee but shall be reimbursed by the Company for any reasonable expenses incurred in connection therewith.  No bond or other security need be required of the Administrative Committee or any member thereof.

3.2.Administration of Plan.  The Administrative Committee shall operate, administer, interpret, construe and construct the Plan, including correcting any defect, supplying any omission or reconciling any inconsistency.  The Administrative Committee shall have all powers necessary or appropriate to implement and administer the terms and provisions of the Plan, including the power to make findings of fact.  The determination of the Administrative Committee as to the proper interpretation, construction, or application of any term or provision of the Plan shall be final, binding, and conclusive with respect to all interested persons.

The Trustee, if any, may take investment directions from the Administrative Committee, in which case the Administrative Committee shall implement the provisions of Section 5.3 regarding investment of Account balances.  The Administrative Committee shall have the authority to select any fund or other prudent investment vehicles that are available for hypothetical investment by Participants of their Account balances in assets held by the Trust.  Furthermore, the Administrative Committee shall direct the Trustee in matters relating to the distribution to Participants of amounts credited to their Accounts in accordance with the terms of the Plan.

3.3.Action by Administrative Committee.  A majority of the members of the Administrative Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting at which a quorum is present shall decide any question brought before the meeting and shall be the act of the Administrative Committee.  In addition, the Administrative Committee may take any other action otherwise proper under the Plan by an affirmative vote, taken without a meeting, of a majority of its members.

3.4.Delegation.  The Administrative Committee may, in its discretion, delegate one or more of its duties to its designated agents or to employees of an Employer, but may not delegate its authority to make the determinations specified in the first paragraph of Section 3.2.

3.5.Reliance Upon Information.  No member of the Administrative Committee shall be liable for any decision, action, omission, or mistake in judgment, provided that he acted in good faith in connection with the administration of the Plan.  Without limiting the generality of the foregoing, any decision or action taken by the Administrative Committee in reasonable reliance upon any information supplied to it by the Board, any Participant or Employee, the Employer’s legal counsel, or the Employer’s independent accountants, shall be deemed to have been taken in good faith.

The Administrative Committee may consult with legal counsel, who may be counsel for the Employer or other counsel, with respect to its obligations or duties hereunder, or with respect to any action, proceeding or question at law, and shall not be liable with respect to any action taken or omitted, in good faith, pursuant to the advice of such counsel.

3.6.Indemnity of Plan Administration Employees.  To the full extent permitted by law, the Company and its Affiliated Entities shall, jointly and severally, defend, indemnify and hold harmless each past, present and future member of the Administrative Committee and each other employee who acts in the capacity of an agent, delegate or representative of the Administrative Committee under the Plan (hereafter, all such indemnified persons shall be jointly and severally referred to as “Plan Administration Employee”) from and against, and each Plan Administration Employee shall be entitled without further act on his part to indemnity from the Employer for, any and all losses, claims, damages, judgments, settlements, liabilities, expenses and costs (and all actions in respect thereof and any legal or other costs and expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including the cost of investigating, preparing or defending any pending, threatened or anticipated action, claim, suit or other proceeding, whether or not in connection with litigation in which the Plan Administration Employee is a party (collectively, the “Losses”), as and when incurred, directly or indirectly, relating to, based upon, arising out of, or resulting from his being or having been a Plan Administration Employee; provided, however, that such indemnity shall not include any Losses incurred by such Plan Administration Employee (a) with respect to any matters as to which he is finally adjudged in any such action, suit or other proceeding to have been guilty of, or responsible for, gross negligence, or intentional misconduct in the performance of his duties as a Plan Administration Employee, or (b) with respect to any matter to the extent that a settlement thereof is effected in an amount in excess of the amount approved by the Company (which approval shall not be unreasonably withheld).  The foregoing right of indemnification shall be in addition to any liability that the Employer may otherwise have to the Plan Administration Employee.

The Plan Administration Employee shall have the right to retain counsel of his own choice to represent him provided that such counsel is acceptable to the Company, which acceptance shall not be unreasonably withheld.  The Company shall pay the fees and expenses of such counsel, and such counsel shall, to the full extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by it.  The Company and the Affiliated Entities shall be liable for any settlement of any claim against a Plan

Administration Employee made with the written consent of the Company, which consent shall not be unreasonably withheld.

The foregoing right of indemnification shall inure to the benefit of the successors and assigns, and the heirs, executors, administrators and personal representatives of each Plan Administration Employee, and shall be in addition to all other indemnification and other rights to which the Plan Administration Employee may be entitled, as a matter of law, contract, or otherwise.

3.7.Plan Expenses.  All the expenses of administering the Plan shall be borne by the Company.

ARTICLE Four PARTICIPATION

4.1.Eligibility of Employees.  The Board and Board Committee shall have the authority and discretion to designate, at any time, those Employees who are eligible to participate in the Plan as Active Participants.  However, only Employees who are members of “a select group of management or highly compensated employees”, within the meaning of such phrase for purposes of ERISA, shall be eligible for selection by the Board.  The Board or Board Committee shall have no obligation to select any Employee to participate in the Plan for any Plan Year.

The Board and Board Committee shall also have the authority and discretion to deem any Employee as no longer an Active Participant who is eligible to make Elective Deferral Contributions or receive an allocation of an Elective Employer Contribution pursuant to Section 4.5, effective as of a designated date. Any Participant whose Employment is terminated, for whatever reason, shall not be an Active Participant effective as of his Separation from Service date.  A person who is no longer an Active Participant shall still be considered a Participant for other purposes hereunder until he has received a total distribution of his Account balance.

4.2.Notification of Eligible Employees.  Prior to the beginning of each Plan Year, the Administrative Committee shall notify the selected Employees, if any, who are eligible to make Elective Deferral Contributions under the Plan for the next Plan Year.  The Board shall also have the right to designate Employees as Active Participants at any time during a Plan Year.  However, any Employee notified after June 30th of a Plan Year will not be eligible to participate until the next Plan Year.

An Employee (or in the event of his death, his Beneficiary) shall be a Participant hereunder as long as he has any balance credited to his Account.  Only Employees who are designated as Active Participants for a Plan Year may be eligible to authorize Elective Deferral Contributions or have Elective Employer Contributions made on their behalf.

4.3.Compensation and Bonus Deferral Agreement.

(a)Initial Deferral Elections.  After an Employee has been notified by the Administrative Committee that he is eligible to participate in the Plan for the relevant

Plan Year as an Active Participant, he must, in order to defer Compensation and/or Bonus with respect to services to be performed during such Plan Year, notify the Administrative Committee (or its delegate) of his Elective Deferral Contribution election by completing and executing a Deferral Agreement prior to the end of the Plan Year that precedes the Plan Year to which such Deferral Agreement relates, subject to the special rule below for new Employees.

If, after the commencement of a Plan Year, an Employee enters Employment, the newly eligible Active Participant, in order to defer Compensation and/or Bonus hereunder for the remainder of the Plan Year, must complete and execute a Deferral Agreement and return it to the Administrative Committee (or its delegate) within thirty (30) days from the effective date on which the Employee first became an Employee.  Such Deferral Agreement, if received and accepted by the Administrative Committee (or its delegate) within such 30-day period, shall only apply to defer Compensation and/or Bonus for services to be performed by the Active Participant for the remainder of the Plan Year; provided, however, such services must be performed subsequent to approval of such Deferral Agreement by the Administrative Committee (or its delegate).

If the Administrative Committee (or its delegate) does not timely receive a completed and signed Deferral Agreement, the Participant shall be deemed to have elected not to make any Elective Deferral Contribution election for that Plan Year.

A Participant may elect to defer up to ninety percent (90%) of his Compensation, and up to one hundred percent (100%) of his Bonus, for services performed during the Plan Year while an Active Participant (or, if applicable, for services performed during the portion of the Plan Year following his initial deferral election), provided that such Compensation or Bonus is unearned (as determined under Code Section 409A) at the time that the deferral election is made.

Notwithstanding the above and subject to Code Section 409A, a Participant’s election to defer all or any portion of his unearned Bonus that may be awarded with respect to the Plan Year must be made before July 1st of that Plan Year.  Any otherwise valid Deferral Agreement received after July 1st of the Plan Year shall be disregarded with respect to any Bonus deferral election.

(b)Timing of Deferrals.  The amount of Compensation elected to be deferred pursuant to a Deferral Agreement shall be withheld on a pro rata basis from the Active Participant’s regular payments of Compensation for each pay period during the Plan Year or portion thereof during which such Deferral Agreement is in effect, unless otherwise designated by the Active Participant in his Deferral Agreement.  In the event that a Trust is maintained, Compensation and Bonus deferrals shall promptly be delivered to the Trustee by the Employer.

Regardless of any services performed during a Plan Year on behalf of the Company or an Affiliated Entity, no Participant will accrue any earned and vested right to receive any Bonus unless and until it is actually awarded and paid to him by the Employer.  The dollar amount or percentage of a Bonus elected to be deferred under this

Section 4.3 shall be (1) deferred in one lump sum and (2) deemed to have been deferred on the date that the deferred portion of the Bonus would otherwise have been paid to the Active Participant in the absence of his deferral election.  Any Bonus deferral election made hereunder shall be void and ineffective to the extent that no Bonus is awarded to the Active Participant with respect to services performed by the Active Participant during the Plan Year for which the Bonus deferral election is in effect.

To the extent required under tax law or regulation, the elective deferral amount of any Compensation or Bonus hereunder may be reduced by the Administrative Committee (or its delegate) in order to provide taxable, non-deferred wages sufficient to cover any required tax or other withholding obligation.

4.4.Leave of Absence.  If an Active Participant is authorized by his Employer for any reason to take a paid leave of absence, the Participant shall continue to be considered in Employment and his Elective Deferral Contributions shall continue to be withheld during such paid leave of absence.  If an Active Participant is authorized by his Employer for any reason to take an unpaid leave of absence, the Participant shall continue to be considered in Employment and the Participant shall be excused from making Elective Deferral Contributions from his Compensation until the Participant returns to a paid Employment status.  Upon his return from the unpaid leave, Elective Deferral Contributions shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the Participant’s Deferral Agreement, if any, as in effect for that Plan Year, i.e., the same percentage or dollar amount that was being withheld prior to the unpaid leave of absence shall resume after return to active service, but no make-up contributions shall be made for the unpaid leave period.  A leave of absence shall not affect any previously elected Bonus deferral.  Nothing in this Section 4.4 shall be construed to affect the determination of whether a Participant has incurred a Separation from Service.

4.5.Elective Employer Contributions.  The Board or the Board Committee, at any time and from time to time, may authorize the Company to make an Elective Employer Contribution on behalf of Participants, either individually or as a designated group, in such amount as the Board or the Board Committee, as applicable, determines in its discretion.  An Elective Employer Contribution shall be made and allocated to the Account of the designated Participant, subject to such written terms and conditions, including vesting, as the Board or the Board Committee, as applicable, may deem appropriate, in its discretion, for the particular Participant, as determined on a case-by-case basis.  The Board or the Board Committee, as applicable, shall have no obligation (a) to authorize any Elective Employer Contribution or (b) if any Elective Employer Contribution is authorized, to treat Participants consistently with respect to the terms and conditions of such Elective Employer Contribution.

No Participant shall accrue any right to receive an Elective Employer Contribution unless and until it is actually made and credited to his Account.  Moreover, no Participant shall have any right to receive any portion of any Elective Employer Contribution as additional Compensation or Bonus for that year outside the Plan.

4.6.Vesting.  All Participants’ Elective Deferral Contributions, and all Investment Experience credited thereon, shall always be 100% vested.

Any Elective Employer Contribution (and Investment Experience credited thereon) shall be subject to such vesting schedule, if any, that is prescribed by the Board or the Board Committee, in its discretion, pursuant to Section 4.5.  In the event that no vesting schedule is prescribed, the following vesting schedule shall be used based on the Participant’s Years of Service:

Years of Service	Vested Percentage
Less than 1	0%
1 to 2	33⅓%
2 to 3	66⅔%
3 or more	100%

Notwithstanding any vesting schedule prescribed by the Board or the Board Committee, as applicable, unless otherwise expressly provided by the Board or the Board Committee when authorizing an Elective Employer Contribution on behalf of the Participant, if (a) the Participant has a Separation from Service within one (1) year following the date of a Change of Control for any reason except for Cause, or (b) a Participant has a Separation from Service due to his death or Total and Permanent Disability at any time, the Participant’s entire Account balance shall automatically and immediately become 100% vested.  This 100% vesting trigger will occur on the Participant’s Separation from Service date, and any contributions or Investment Experience thereafter allocated to his Account shall likewise be fully vested.

Any applicable vesting schedule for any Elective Employer Contribution must be communicated in a separate written document provided to the Participant at the time the Elective Employer Contribution is made.  Such document shall be incorporated into the Plan to reflect the vesting schedule being applied to the Elective Employer Contribution at the time it is credited to the Participant’s Account.  After the Elective Employer Contribution is made, the vesting schedule cannot be changed by the Board or the Board Committee, except to the extent permitted without incurring taxation under Code Section 409A.

4.7.Application of Forfeitures.  Any forfeiture of Elective Employer Contributions pursuant to Section 4.6 shall be applied as determined by the Company in its discretion.

4.8.Election of Manner of Payment.  At the time the Participant elects an amount to be deferred for the Plan Year under Section 4.3, he shall also elect (on his Advance Distribution Election form) the manner in which the portion of his Account reflecting any Elective Deferral Contributions and any Elective Deferral Contributions for that particular Plan Year, and any allocable Investment Experience allocated to such portion, shall be distributed.  The Participant shall thus elect on his Advance Distribution Form to have one of the following forms of distribution apply as of his Determination Date:

(a)Fixed Determination Date.  A Participant may elect to have one of the following forms of distribution apply in the event that distribution of his Account is triggered by the occurrence of a Fixed Determination Date:

1.lump sum payment; or

2.two (2) to five (5) annual installments, with the actual number of annual installments to be elected by the Participant on his Advance Distribution Form.

(b)Separation from Service.  A Participant may elect to have one of the following forms of distribution apply in the event that distribution of his Account is triggered by the occurrence of his Separation from Service:

1.lump sum payment;

2.two (2) to five (5) annual installments, with the actual number of annual installments to be elected by the Participant on his Advance Distribution Form; or

3.ten (10) annual installments.

All distributions shall be made in accordance with Article Six.  A Participant’s Election pursuant to  this Section 4.8 may be changed only in accordance with Section 6.3(c).  For purposes of Code Section 409A, each annual installment payment under the Plan will be considered a separate payment.

ARTICLE Five COMPENSATION DEFERRAL AND ACCOUNTS

5.1.Deferral of Compensation and/or Bonus.  If an Active Participant has elected to make an Elective Deferral Contribution for a Plan Year, the deferred amounts shall not be paid when they otherwise would have been paid in the absence of such election.  A bookkeeping entry to reflect the deferred amounts shall be credited by the Administrative Committee to his Participant Account.  With respect to Elective Deferral Contributions and any Elective Employer Contributions for a Plan Year, each deferred amount shall be credited to his Account as of the date it otherwise would have been paid to the Active Participant and shall reflect a mere unsecured promise by the Employer to pay such amount in the future.

5.2.Allocation of Investment Experience to Accounts.  As of each Valuation Date, the Administrative Committee (or its delegate) shall determine the Investment Experience for the applicable accounting period and, as soon as practicable after such period, shall post and credit the amount of Investment Experience to each Participant’s Account effective as of the end of such period.  Each Account for which there was a positive balance at any time during the applicable valuation period shall be entitled to an allocation and crediting of Investment Experience for that valuation period regardless of whether the Participant is still an Active Participant.

5.3.Investment of Accounts.  The Administrative Committee (or its delegate) shall direct the investment of all amounts credited to each Participant’s Account (or any subaccount thereunder) in any one or a combination of Funds which have been designated by the

Administrative Committee as available for hypothetical investments under the Plan.  The Investment Experience that is charged or credited to each Participant’s Account shall be based upon the Investment Experience of the investments in which the Account balance is hypothetically invested.

The Investment Experience posted to each Participant’s Account shall be based solely on the Investment Experience of the Fund (or other hypothetical investment authorized by the Administrative Committee or Trustee, as applicable), in which the Account balance is deemed to be invested.  Investment Experience shall be allocated and credited to the Participant’s Account as directed by the Administrative Committee (or its delegate).

Subject to such limitations as may from time to time be required by law, imposed by the Administrative Committee, or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Administrative Committee, each Participant may communicate directions regarding the deemed investment of his Account balance among the designated Funds.  Investment directions shall designate the percentage (in any whole percent multiples) of each portion of the Participant’s Account balance that is requested to be deemed to be invested in such Funds and shall be subject to the following rules:

(a)Any initial or subsequent deemed investment direction must be in writing, and shall be effective as soon as administratively practicable after such filing.

(b)Each Participant may make no more than the number of deemed investment directions during a specified period, such as a calendar quarter, as determined by the Administrative Committee, from time to time, and applied to all Participants under the Plan.

(c)All amounts credited to the Participant’s Account shall be deemed to be invested in accordance with the Participant’s then effective deemed investment direction, and, as of the effective date of any new deemed investment direction, all or a portion of the Participant’s Account at that date shall be reallocated among the designated deemed investment Funds according to the percentages specified in the new deemed investment direction unless and until a subsequent deemed investment direction shall be filed and become effective. An election concerning deemed investment choices shall continue indefinitely until changed by the Participant.

(d)If the Administrative Committee (or its delegate) receives an initial or revised deemed investment direction that it deems to be incomplete, unclear, or improper, the Participant’s investment direction then in effect shall remain in effect.

(e)Each Participant, as a condition to his participation hereunder, agrees to indemnify and hold harmless the Board, Board Committee, Administrative Committee and the Employer, and their delegates, agents and representatives, from any losses or damages of any kind relating to, or arising from, the deemed investment of the Participant’s Account balance hereunder.

No commitments or assurances are provided by any person or entity that any investment results will be favorable and, as with most investments, there is a risk of loss.

5.4.Participants’ Rights Under the Trust.  The assets of the Trust shall be held for the benefit of the Participants in accordance with the terms of the Plan and the Trust Agreement.  In accordance with applicable provisions of the Trust Agreement, the assets of the Trust shall remain subject to the claims of the general creditors of the Employer, and the rights of the Participants to the amounts in the Trust shall be limited as provided in the Plan and Trust Agreement in the event that the Employer becomes Insolvent.

5.5.Determination of Account.  The total amount credited to a Participant Account shall consist of (a) the aggregate amount of Elective Deferral Contributions made pursuant to Article Four, plus (or minus) (b) the aggregate amount of any Investment Experience credited or charged to such Participant Account pursuant to Article Five, minus (c) the aggregate amount of any distributions or withdrawals made from such Participant Account pursuant to Article Six.

The total amount credited to an Employer Account shall consist of (a) the aggregate amount of Elective Employer Contributions made pursuant to Article Four, plus (or minus) (b) the aggregate amount of any Investment Experience credited or charged to such Participant Account pursuant to Article Five, minus (c) the aggregate amount of any distributions or withdrawals made from such Participant Account pursuant to Article Six.

ARTICLE Six DISTRIBUTIONS

6.1.Amount of Deferred Compensation Subject to Distribution.  As of the Participant’s Determination Date, the vested amount credited to his Account shall become distributable in accordance with Sections 6.2 and 6.3.  All distributions hereunder will be made in cash.

6.2.Forms of Distribution.  Except as provided in Section 6.2(a), upon the occurrence of the Participant’s Determination Date, the Participant’s Account balance shall become distributable in the lump sum or installments form of payment that was previously elected by the Participant under Section 4.8.  A Participant cannot elect to retain the distributable portion of his Account balance in the Plan following his Determination Date, except for any unpaid installments during the remaining installment period subject to a Change of Control pursuant to Subsection 6.2(a)(3) below.

(a)Automatic Lump Sum Distributions.

(1)Small Benefit Lump Sum. If the distributable portion of the Account balance is less than $50,000 on the Determination Date, it shall automatically be paid in a lump sum distribution without regard to any installment option that may have been previously elected by the Participant.

(2)No Distribution Election. If there is no form of distribution election for the Participant pursuant to Section 4.8, the form of distribution upon a Determination Date shall automatically be a lump sum payment.

(3)Change of Control. With respect to any Determination Date resulting from a Separation from Service within the 18-month period next following a Change of Control, all distributions to all Participants under the Plan shall automatically be paid in a lump sum payment, and no future installment payments will be made and no prior installment election shall be recognized or honored under the Plan for any Participant.

The remaining Account balance of a Participant who incurred a Separation from Service at any time prior to a Change of Control that is considered to be a “change in control event” for purposes of Code Section 409A shall be paid to such Participant in a lump sum within sixty (60) days from the date of such change in control event or, in the case of a Specified Employee, at such later date as required under Section 6.3.

(4)Form of Death Distribution.  If the Determination Date results from the death of the Participant, or if he dies before receiving all elected installment payments, his Beneficiary shall automatically be entitled to receive a lump sum distribution of the Participant’s remaining Account balance within sixty (60) days following the date of the Participant’s death and no prior installment election shall be recognized under the terms of the Plan.

(b)Distributions not Suspended upon Rehire. In the event that a Participant is receiving installment distributions of his Account balance following a Separation from Service and is subsequently rehired by the Company or an Affiliated Entity, the Participant shall continue to receive such installment distributions on the same schedule.

6.3.Timing of Distributions.

(a)Lump Sum Distribution.  Lump sum distributions shall be made within sixty (60) days following the Determination Date.  Notwithstanding the previous sentence, but only to the extent applicable under Code Section 409A, any distribution payable to a Specified Employee due to his Separation from Service (for any reason except due to his death) shall be paid within thirty (30) days from the date that is six (6) months after the date of his Separation from Service.

(b)Installment Payments.  Annual installment payments shall commence within sixty (60) days following the Determination Date.  Thereafter, each remaining installment payment shall be made within thirty (30) days of each anniversary of the first installment date.  Notwithstanding the previous sentence, any distribution payable to a Specified Employee due to his Separation from Service (for any reason except due to his death) shall be paid within thirty (30) days from the date which is six (6) months after the date of his Separation from Service.

In the event that annual installments are made under the Plan from the Participant’s Account or any subaccount, this paragraph shall determine the amount of each installment amount.  The initial installment will be based on the amount credited to the Participant’s vested Account as of the last day of the calendar month coincident with or next preceding that date of payment.  Thereafter, the remaining installment payments shall be made as of the annual anniversary of the first installment date and will be based on the Participant’s remaining vested Account balance as of the anniversary of the valuation date coincident with or next preceding the date of such installment payment.  Installment payments shall be computed by determining the Participant’s remaining vested Account balance as of the relevant anniversary and multiplying the Participant’s remaining vested Account balance as of the relevant anniversary by a fraction, the numerator of which is one and the denominator of which is the remaining number of years of the term for which payments have not been made.  The right to a series of installment payments shall be treated as a right to a series of separate payments under Code Section 409A.

(c)Changes in Time and Form of Distribution.  If a Participant has not commenced receiving payments under this Section 6.3 for the portion of his Account balance that is attributable to a particular Plan Year, the Participant may petition the Administrative Committee in writing to request that the form of distribution be changed from a lump sum distribution to an installment payment option; provided, however, any such election to change the form of payment:

(1)will not be effective until at least twelve (12) months after the date on which the election is made; and

(2)in the case of an election related to a payment other than a payment made due to the Participant’s death, Total and Permanent Disability, or Financial Emergency, the first payment with respect to which such election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been made.

Any change in the time or form of distribution shall be administered in accordance with the terms of the Plan and Code Section 409A.

6.4.Fixed Determination Date and Investment Experience.

(a)Fixed Determination Date.  A Fixed Determination may be selected by the Participant for each Plan Year, on an individual Plan Year by Plan Year basis, with respect to all contributions, and Investment Experience thereon, that is posted to his Account for that Plan Year.  At the time a Participant submits his deferral election for a given Plan Year, he shall also elect (on an Advance Distribution Election form) his Fixed Determination Date, or elect to have no Fixed Determination Date apply with respect to the portion of his Account balance that is attributable to the particular Plan Year.  If a Participant does not make a timely election in accordance with this Section 6.4 for a Plan Year, he shall be deemed to have elected to have no Fixed Determination Date apply with respect to the portion of his Account balance that is attributable to the particular Plan Year.

(b)Investment Experience Pending Distribution.  Investment Experience shall continue to be credited to undistributed amounts credited to the Participant’s Account.  Pending receipt of a complete distribution of his Account balance, the Participant (or Beneficiary in the event of his death) shall remain subject to Section 7.4 and other applicable provisions of the Plan.

6.5.Withdrawal due to Financial Emergency.  A Participant who believes he has suffered a Financial Emergency may in writing request a distribution of the portion of his Account balance needed to satisfy the emergency need.  The Administrative Committee will review the Participant’s request to determine whether, in its discretion, a Financial Emergency has occurred and, if so, the amount reasonably needed to satisfy the emergency need, and each such determination shall be made in accordance with the requirements of Code Section 409A.

If the Administrative Committee, in its discretion, determines that a Participant has suffered a Financial Emergency, the Administrative Committee may direct payment to the Participant of only that portion, if any, of his Account balance that is necessary to satisfy the emergency need.

Only one withdrawal for a Financial Emergency may be made by a Participant in any twelve (12) month period.  A Participant requesting a withdrawal for Financial Emergency must (a) petition the Administrative Committee in writing and (b) provide such information as the Administrative Committee, in its discretion, may request to support the withdrawal request.  The Administrative Committee, in its discretion, shall determine whether a Financial Emergency under the Plan has occurred and the minimum amount needed to satisfy the emergency need, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent that liquidation of such assets would not itself cause severe financial hardship).

If the withdrawal is approved, the Administrative Committee shall authorize a distribution to the Participant in the amount reasonably necessary to satisfy the Financial Emergency.  The Administrative Committee may deny, in its discretion, any withdrawal request made by a Participant for a Financial Emergency and shall provide a written notice of its decision to the Participant.

6.6.Trust and Payor of Deferred Compensation.  Benefits payable under the Plan with respect to a Participant’s Account shall be the obligation of, and payable by, the Company; provided, however, the Company may, in its discretion, obtain reimbursement for any amount that it pays on behalf of a Participant from any adopting Employer that is the employer of the particular Participant.

In order to meet its contingent obligations under the Plan, the Employer shall not set aside any assets or otherwise create any type of fund in which any Participant (or any person claiming under such Participant) has an interest other than that of an unsecured general creditor of the Employer or which would provide any Participant, or any person claiming under such Participant, with a legally enforceable right to priority over any general creditor of the Employer in the event that the Employer becomes Insolvent.

The Employer intends for the Plan to recognize the value to the Employer of the past and present services of Participants and to encourage and assure their continued service with the Employer by making more adequate provision for their future retirement security.  The Plan constitutes an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Employer.  Plan benefits herein provided are to be paid out of the Company’s general assets.  Nevertheless, subject to the terms of the Plan and the Trust Agreement, if applicable, the Company may transfer money or other property to the Trustee and the Trustee shall pay Plan benefits to Participants and their beneficiaries out of the Trust Fund.

The Company may enter into the Trust Agreement in its discretion.  In such event, the Company shall remain the owner of all assets in the Trust and the assets shall be subject to the claims of the Employer’s creditors if the Employer ever becomes Insolvent.  If the Employer becomes Insolvent, the Trustee shall suspend payments to the Participants and hold the assets for the benefit of the Employer’s general creditors.  If the Trustee receives a written allegation that the Employer is Insolvent, the Trustee shall suspend payments to the Participants and hold the Trust Fund for the benefit of the Employer’s general creditors, and shall determine within the period specified in the Trust Agreement whether the Employer is Insolvent.  If the Trustee determines that the Employer is not Insolvent, the Trustee shall resume payments to the Participants.  No Participant or Beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund.

During any period in which a Trust is in existence, benefits payable under the Plan shall be payable by the Trustee in accordance with the terms, provisions, conditions and limitations of the Plan and Trust Agreement.  To the extent that any distribution described in the immediately preceding sentence does not fully satisfy the obligation for any benefit due under the Plan, the Employer shall remain fully liable and obligated for full payment of any unpaid benefit due and payable under the Plan.

6.7.Reimbursement of Participant.  The Company agrees to pay, to the extent permitted by law, all reasonable legal fees and other direct expenses which the Participant (or any Beneficiary thereof) may reasonably incur as a result of any bona fide contest by the Employer, Participant, Beneficiary or others concerning the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including, without limitation, as a result of any contest by the Participant concerning the amount of any payment due under the Plan), plus in each case, interest on any delayed payment at an interest rate equal to the prime rate (as specified in the Wall Street Journal at such time) plus an additional two percent (2%), or such other designated interest rate as mutually agreed by the parties, but only if, and to the extent, that the Company is found under a final decree of a court of competent jurisdiction to have engaged in a breach of the terms of the Plan or in negligent or fraudulent conduct with respect to failing to make any payment when it is due under the terms of the Plan.  This Section 6.7 shall not be construed to limit or foreclose any court or arbitrator from imposing any other awards or remedies on behalf of any party to the dispute.    This Section 6.7

shall not be construed to limit or foreclose any court or arbitrator from imposing any other awards or remedies.  To the extent that legal fees and other expenses paid by the Company pursuant to this Section 6.7 are subject to Code Section 409A, then, for purposes of Code Section 409A: (1) amounts paid pursuant to this Section 6.7 during the Participant’s taxable year will not affect the amount that the Company is obligated to pay pursuant to this Section 6.7 during any other taxable year; (2) reimbursement pursuant to this Section 6.7 shall only be made for legal fees and expenses incurred during the Participant’s lifetime or within ten years thereafter; (3) reimbursement pursuant to this Section 6.7 must be made paid, if at all, before the end of the calendar year following the calendar year in which the related fee or expense was incurred; and (4) benefits provided under this Section 6.7 may not be liquidated or exchanged for another benefit.

6.8.Facility of Payments.  If the Administrative Committee determines that any person entitled to payment under the Plan is physically or mentally incompetent to receive or properly receipt for such payments, the Company shall make such payment or, if applicable, the Administrative Committee shall direct the Trustee to make the payment, to the legal guardian or other personal representative of such person for the use and benefit of such person.  If the Administrative Committee for any reason is unable to determine with reasonable certainty the proper person to pay pursuant to the immediately preceding sentence, the Company shall pay or, if applicable, the Administrative Committee shall direct the Trustee to pay, any amount due hereunder into a court of competent jurisdiction in an interpleader proceeding for purposes of being directed by such court as to the proper disposition of such amount.  Any such payment so made by the Company or the Trustee, to the extent of the amount thereof, shall be a full and complete discharge of any liability or obligation under the Plan.

6.9.Beneficiary Designations.  Each Employee, upon becoming a Participant, shall file with the Administrative Committee (or its delegate) a designation of one or more Beneficiaries to whom benefits otherwise payable to the Participant shall be made in the event of his death prior to the complete distribution of his Account balance.  A Beneficiary designation shall be on the form prescribed by the Administrative Committee and shall be effective when received and accepted by the Administrative Committee.  A Participant may, from time to time, revoke or change his Beneficiary designation by filing a new designation form with the Administrative Committee.  The last valid designation that was received and accepted by the Administrative Committee prior to the Participant’s death shall be controlling; provided, however, that no Beneficiary designation, or change or revocation thereof, shall be effective unless received prior to the Participant’s death, and shall not be effective as of a date prior to its receipt and acceptance by the Administrative Committee.

Notwithstanding any contrary provision of this Section 6.9, no Beneficiary designation made by a married Participant, other than one under which the surviving lawful spouse of such Participant is designated as the sole 100% primary Beneficiary, shall be valid and effective without the prior written consent of such spouse to the designation of another primary Beneficiary on a form provided by the Administrative Committee for such purpose.  However, in the event of Participant’s divorce, any designation of his former spouse as his primary Beneficiary shall be automatically revoked hereunder, without the necessity of any further action, unless and until the Participant affirmatively re-designates his former spouse as his primary Beneficiary hereunder.

If no valid and effective Beneficiary designation exists at the time of the Participant’s death, or if no Designated Beneficiary survives the Participant, or if such designation conflicts with applicable law, the payment of the Participant’s Account balance shall be made to the Participant’s surviving lawful spouse, if any.  If there is no surviving spouse, then payment of the Account balance shall be made to the executor or administrator of the Participant’s estate, or if there is no administration on Participant’s estate, in accordance with the laws of descent and distribution as determined by the Company.  If the Administrative Committee is in doubt as to the right of any person to receive such amount, it may direct that the amount be paid into any court of competent jurisdiction in an interpleader action, and such payment shall be a full and complete discharge of any liability or obligation under the Plan or Trust Agreement to the full extent of such payment.

6.10.Withholding of Taxes.  The Employer or, if appropriate, the Trustee, shall withhold from the amount of benefits payable under the Plan all federal, state and local taxes required to be withheld under any applicable law or governmental regulation or ruling.

For each payroll period in which an Elective Deferral Contribution is being withheld, the Employer shall ratably withhold from that portion of the Active Participant’s Compensation or Bonus that is not being deferred, the Active Participant’s share of FICA, FUTA other applicable employment taxes that are required to be withheld with respect to such Elective Deferral Contributions.

With respect to Elective Employer Contributions pursuant to Section 4.5, the Employer shall withhold the Active Participant’s required share of FICA, FUTA or and other applicable employment taxes from the Active Participant’s Compensation or Bonus that is not being deferred.  Such taxes shall be withheld at the same time that the Elective Employer Contributions are credited to the Deferred Compensation Ledger.

To the extent required under payroll tax law or regulation, the deferred amount of any Compensation or Bonus elected hereunder may be reduced by the Administrative Committee in order to provide taxable, non-deferred wages sufficient to cover any required tax or other withholding obligation.

ARTICLE Seven RIGHTS OF PARTICIPANTS

7.1.Annual Statement to Participants.  As soon as practicable after the  end of each Plan Year, or at such other time as the Administrative Committee determines to be appropriate, the Administrative Committee shall cause to be prepared and delivered to each Participant a written statement showing the following information and such other information that the Administrative Committee decides is appropriate:

(a)the beginning balances in the Participant’s Account, and any subaccounts, under the Deferred Compensation Ledger as of the first day of the Plan Year;

(b)the amount of any Compensation and Bonus deferred for the Plan Year and credited to the Participant’s Participant Account for the Plan Year;

(c)the amount of any Elective Employer Contributions for the Plan Year that were credited to the Participant’s Employer Account for the Plan Year;

(d)the adjustments to the Participant’s Account and any subaccounts to reflect the crediting of Investment Experience and any distributions or withdrawals made during the Plan Year; and

(e)the ending balances in the Participant’s Account, and any subaccounts,  as of the last day of the Plan Year.

7.2.Limitation of Rights.  Nothing in this Plan shall be construed to:

(a)give any individual who is employed by an Employer any right to be a Participant unless and until such person is selected by the Board;

(b)give any Participant or Beneficiary any interests or rights, other than as an unsecured general creditor of the Employer with respect to the Compensation, Bonuses, Elective Employer Contributions and Investment Experience credited to his Account until such amounts are actually distributed to him;

(c)limit in any way the right of the Employer to terminate a Participant’s Employment with the Employer;

(d)give a Participant or any other person any interest in any fund or in any specific asset of the Employer;

(e)be evidence of any agreement or understanding, express or implied, that the Employer will employ a Participant in any particular position, at any particular rate of remuneration, or for any particular time period; or

(f)create a fiduciary relationship between the Participant and the Employer, Board or Administrative Committee.

7.3.Nonalienation of Benefits.  No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void and without effect.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.  If any Participant or Beneficiary hereunder shall become bankrupt or attempt to anticipate, alienate, assign, sell, pledge, encumber, or charge any right or benefit hereunder, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such right or benefit shall be held by the Company for the sole benefit of the Participant or Beneficiary, his spouse, children, or other dependents, or any of them, in such manner as the Administrative Committee shall deem proper, free and clear of the claims of any party.

The withholding of taxes from benefit payments hereunder; the recovery under the Plan of overpayments of benefits previously made to a Participant; the transfer of benefit rights from the Plan to another plan; the direct deposit of benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation); or an in-service distribution under Section 6.5, shall not be construed as an assignment or alienation for purposes of the first paragraph of this Section.

The first paragraph of this Section shall not preclude (a) the Participant from designating a Beneficiary to receive any benefit payable hereunder upon his death, or (b) the executors, administrators, or other legal representatives of the Participant or his estate from assigning any rights hereunder to the person or persons entitled thereto.

In the event that any Participant’s or Beneficiary’s benefits hereunder are garnished or attached by order of any court, the Company or Trustee may bring an action or a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan.  During the pendency of said action, any benefits that become payable shall be held as credits to the Participant’s Account or, if the Company prefers, paid into the court as they become payable, to be distributed by the court to the recipient as the court deems proper at the close of said action.

7.4.Claims Procedures.

(a)Filing a Claim.  A Participant or his authorized representative may file a claim for benefits under the Plan (hereafter, referred to as a “Claimant”).  Any claim must be in writing and submitted to the Board Committee at such address as may be specified from time to time.  Claimants will be notified in writing of approved claims, which will be processed as claimed.  A claim is considered approved only if its approval is communicated in writing to the Claimant.

(b)Denial of Claim.  In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the Claimant within 90 days of the date on which the claim is received by the Board Committee.  If special circumstances (such as for a hearing) require a longer period, the Claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.

(c)Reasons for Denial.  A denial or partial denial of a claim will be dated and signed by the Committee and will clearly set forth:

(1)the specific reason or reasons for the denial;

(2)specific reference to pertinent Plan provisions on which the denial is based;

(3)a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

(d)Review of Denial.  Upon denial of a claim, in whole or in part, the Claimant or his duly authorized representative will have the right to submit a written request to the Board Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Board Committee within 60 days of the receipt by the Claimant of written notice of the denial of the claim.  A Claimant or the Claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits and may submit issues and comments in writing.  The review will take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the Claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the Claimant precluded from reasserting it.  If the Claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant.  Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(e)Decision Upon Review.  The Board Committee will provide a prompt written decision on review to the Claimant.  If the claim is denied on review, the decision shall set forth:

(1)the specific reason or reasons for the adverse determination;

(2)specific reference to pertinent Plan provisions on which the adverse determination is based;

(3)a statement that the Claimant is entitled to receive, upon  request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and

(4)a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures, as well as a statement of the Claimant’s right to bring an action under ERISA Section 502(a).

A decision will be rendered no more than 60 days after the Board Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Board Committee determines that special circumstances (such as for a hearing) require such extension.  If an extension of time is required, written notice of the extension will be furnished to the Claimant before the end of the initial 60-day period.

To the extent of its responsibility to review the denial of benefit claims, the Board Committee will have full authority to interpret and apply in its discretion the provisions of the Plan.  The decision of the Board Committee will be final and binding upon any and all Claimants, including, but not limited to, the Participant and any other individual making a claim through him.

(f)Other Procedures.  Notwithstanding the foregoing, the Board Committee may, in its discretion, adopt different procedures for different claims without being bound by past actions.  Any procedures adopted, however, shall be designed to afford a Claimant a full and fair review of his claim and shall comply with applicable regulations under ERISA.

(g)Finality of Determinations; Exhaustion of Remedies.  To the extent permitted by law, decisions reached under the claims procedures set forth in this Section 7.4 shall be final and binding on all parties.  No legal action for benefits under the Plan shall be brought unless and until the Claimant has exhausted his remedies under this Section.  In any such legal action, the Claimant may only present evidence and theories which the Claimant presented during the claims procedure.  Any claims which the Claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived.  Judicial review of a Claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the Claimant presented during the claims procedure.  Any suit or legal action initiated by a Claimant under the Plan must be brought by the Claimant no later than two (2) years following a final decision on the claim for benefits by the Board Committee.  The two-year limitation on suits for benefits will apply in any forum where a Claimant initiates such suit or legal action.

(h)Effect of Board Committee Action.  The Plan shall be interpreted by the Board Committee in accordance with the terms of the Plan and their intended meanings.  However, the Board Committee shall have the discretion to make any findings of fact needed in the administration of the Plan, and shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion that it deems to be appropriate in its sole judgment.  The validity of any such finding of fact, interpretation, construction or decision shall not be given de novo review if challenged in court, by arbitration or in any other forum, and shall be upheld unless clearly arbitrary or capricious.  To the extent the Board Committee has been granted discretionary authority under the Plan, the Board Committee’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.  If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Board

Committee, in its sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Board Committee in a fashion consistent with its intent, as determined by the Board Committee in its sole discretion.  The Board Committee may amend the Plan retroactively to cure any such ambiguity.  This Section 7.4(h) may not be invoked by any person to require the Plan to be interpreted in a manner which is inconsistent with its interpretation by the Board Committee.  All actions taken and all determinations made in good faith by the Board Committee shall be final and binding upon all persons claiming any interest in or under the Plan.

ARTICLE Eight MISCELLANEOUS

8.1.Amendment or Termination of the Plan.  The Board or the Board Committee may, in its absolute discretion, from time to time, amend, suspend or terminate, in whole or in part, and if terminated, reinstate, any or all of the provisions of the Plan, except that no amendment, suspension or termination may apply so as to decrease the payment to any Participant (or Beneficiary) of any vested benefit under the Plan that was accrued prior to the effective date of such amendment, suspension or termination without the Participant’s advance consent.

In the event of the termination of the Plan, all Account balances shall become fully vested without regard to any vesting schedule.  Moreover, upon termination of the Plan, distribution of benefits shall be made to Participants and Beneficiaries in the manner and at the time described in the Plan, unless one of the following termination events occurs, in which case, all such amounts shall be distributed in a lump sum upon termination, or upon the earliest date allowable under Code Section 409A:

(a)the Company’s termination and liquidation of the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A);

(b)the Company’s termination and liquidation of the Plan pursuant to irrevocable action taken by the Company within the 30 days preceding or 12 months following a change in control event (within the meaning of Code Section 409A), provided that all agreements, methods, programs, and other arrangements sponsored by the Company that are aggregated under Code Section 409A are terminated and liquidated with respect to each Participant that experiences the change in control event; or

(c)the Company’s termination and liquidation of the Plan, provided that (1) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (2) the Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated under Code Section 409A if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements sponsored by the Company that are terminated and liquidated, (3) no payments in liquidation of the Plan are made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would have been payable absent the termination and liquidation, and (4) the Company does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Code Section 409A if the same Participant participated in both plans, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

Notwithstanding the preceding paragraphs of this Section 8.1, the Plan may be amended at any time prior to a Change of Control if required to ensure that (1) the Plan is characterized as a “top-hat plan” of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA Sections 201(2), 301(a)(3), and 401(a)(1), or to conform the Plan to the requirements of ERISA, for “top-hat plans” or “supplemental executive retirement plans” or (2) the requirements of the Code for nonqualified deferred compensation plans, including Code Section 409A.  No such amendment for this exclusive purpose shall be considered prejudicial to the interest of a Participant or a Beneficiary hereunder.

In the event of termination of the Plan, there shall be no Active Participants, and the Account balance of any Participant shall not be distributable except pursuant to the distribution events in Article Six.  In accordance with Code Section 409A, termination of the Plan shall not, by itself, create a distribution event.

8.2.Powers of the Employer.  The existence of outstanding and unpaid benefits under the Plan shall not affect in any way the right or power of the Employer to make or authorize any adjustments, recapitalization, reorganization or other changes in the Employer’s capital structure or in its business, or any merger or consolidation of the Employer, or any issue of bonds, debentures, common or preferred stock, or the dissolution or liquidation of the Employer, or any sale or transfer of all or any part of their assets or business, or any other act or corporate proceeding, whether of a similar character or otherwise.

8.3.Successors.  The Plan shall be binding upon and inure to the benefit of the Company and its successors, as well as upon any person or entity acquiring, whether by merger, consolidation, purchase of assets, dissolution or otherwise, all or substantially all of the stock or other equity interests, business and/or assets of the Company (or its successor) regardless of whether the Company (or its successor) is the surviving or resulting entity.  Should any successor to the Company assume and continue the Plan, and Trust if applicable, incident to a transaction described in this Section 8.3, the affected Participants’ Account balances shall not be distributable at that time except, as applicable, pursuant to the distribution events in Article Six.

Should any Employer (or any successor thereto), other than the Company, elect to dissolve, enter into a sale of its assets, or enter into any reorganization incident to which it is not the surviving entity, unless the surviving or successor entity shall formally agree to assume and continue the Plan, and Trust if applicable, the Plan shall terminate with respect to such Employer (or any successor thereto) on the closing date of such transaction.  In such event, there shall be no Active Participants of that Employer, and the Account balance of each affected Participant shall not be distributable at that time except, as applicable, pursuant to the distribution events in Article Six.

8.4.Affiliated Entity.  Each Affiliated Entity shall automatically adopt the Plan.  Each Affiliated Entity shall not be responsible for the administration of the Plan, and its Employees who are eligible to participate shall be selected as provided herein.

8.5.Compliance with Code Section 409A.  To the extent that Code Section 409A is applicable to the Plan, the Plan is intended to comply with Code Section 409A and any ambiguous provision will be construed in a manner that is compliant with, or exempt from, the application of Code Section 409A in order to preclude taxation under Code Section 409A.  The Plan is thus intended to be drafted, administered, interpreted and construed in a manner such that no benefit under the Plan becomes subject to (a) the gross income inclusion set forth in Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth in Code Section 409A(a)(1)(B) (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties.  The Participants, by participation in the Plan, consent to any amendment of the Plan that the Company may reasonably make in furtherance of such intention, and the Company shall provide, or make available to, the Participants a copy of any such amendment.  Further, to the extent that any terms of the Plan are ambiguous, such terms shall be interpreted as necessary to comply with Code Section 409A, or an exemption under Code Section 409A, to the full extent permitted.

Notwithstanding any provision of this Agreement to the contrary, if any payment or other benefit provided herein would be subject to the Section 409A Penalties because the timing of such payment is not delayed as provided in Code Section 409A for a Specified Employee, then if the Participant is a Specified Employee, any such payment that the Participant would otherwise be entitled to receive during the first six months following his Separation from Service shall be accumulated and paid, within thirty (30) days after the date that is six months following the Participant’s Separation from Service date, or such earlier date upon which such amount can be paid under Code Section 409A without being subject to the Section 409A Penalties, such as, for example, upon the Participant’s death.

8.6.Funding and Liability of Employer.  The Plan shall be “unfunded” for purposes of ERISA and the Code.  No provision of the Plan shall require the Employer, for the purpose of satisfying any obligations under the Plan, to purchase assets or to place any assets in a trust or other entity to which contributions are made, or otherwise to segregate any assets. In addition, the Employer shall not be required to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for purposes of the Plan. Any liability or obligation of the Employer to any Participant shall be based solely upon any obligations created by the Plan, and no such liability or obligation of the Employer shall be deemed to be secured by any pledge or other encumbrance on any property of the Employer.

Any cash or other property that may be set aside by the Employer to meet its obligations under the Plan shall remain the exclusive property of the Employer subject to the claims of the general unsecured creditors of the Employers. The rights of any Participant, or any Person claiming under a Participant, to any payment or other benefit under the Plan shall not rise above or exceed those of an unsecured general creditor of any Employer.  No Employer shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

8.7.No Effect on Employment Relationship.  Participation in the Plan shall not confer upon any Employee any right to continue in the employ of the Employer, nor interfere in any way with the rights of (a) the Employer to terminate the Employment of any Employee at any time or (b) the Employee to terminate his own Employment at any time.  Such rights shall exist to the same extent as if the Plan had not been adopted.  No Participant shall have any rights as a partner or an equity owner of any Employer as the result of being a Participant under the Plan.  In addition, no equity interests shall be issued pursuant to the Plan.

8.8.Notice.  Each notice or other communication required or permitted under the Plan (“Notice”) shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), prepaid telecopy or facsimile, or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other party at the current address for that party, or at such other address as the recipient has designated by Notice to the other party.

Each Notice so transmitted, delivered, or sent (a) in person, by in-hand delivery, by courier, by messenger service, or by certified United States mail, shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal), or (b) by telecopy or facsimile shall be deemed given, received, and effective on the date of actual receipt (with the confirmation of transmission being deemed conclusive evidence of receipt, except where the intended recipient has promptly provided Notice to the other party that the transmission is illegible). Nevertheless, if the date of delivery or transmission is not a business day, or if the delivery or transmission is after 4:00 p.m. (local time) on a business day at the receiving location, the Notice shall be deemed given, received, and effective on the next business day.

8.9.No Guarantee of Tax Consequences.  The Employer and the Committee do not make any commitment or guarantee that any federal, state, local or international tax treatment will apply or be available to any Participant or any other Person with any right to benefits hereunder.

8.10.Successors.  All obligations of the Company under the Plan shall be binding on any successor in interest to the Company, whether the existence of such successor is the result of Change in Control or a direct or indirect purchase, merger, consolidation, or otherwise.  In addition to any obligations imposed by law upon any successor to the Company, the Company shall require its successor to expressly assume and agree to perform the Company's obligations under the Plan to the same extent, and in the same manner, as the Company would be required to perform if no such succession had occurred.  The Plan shall be binding upon, and inure to the benefit of, any successor to the Company.

8.11.Waiver.  No term or condition of the Plan shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of the Plan, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.  Any waiver by any party of a breach of any provision of the Plan by another party shall not operate or be construed as a waiver by such party of any subsequent breach thereof.

8.12.Severability.  In the event that any term or provision of the Plan shall be held illegal, invalid or unenforceable for any reason by a final action, such term or provision shall be severed or modified to the extent deemed necessary or appropriate so that it is not inconsistent with applicable law as determined by the Committee in its discretion; provided, however, such severance or modification shall not affect the remaining terms and provisions of the Plan which shall remain fully effective.

8.13.Interpretive Matters.  In the interpretation of the Plan, except where the context reasonably otherwise requires:

(a)“including” or “include” does not denote or imply any limitation;

(b)“or” has the inclusive meaning “and/or”;

(c)the singular includes the plural, and vice versa, and each gender includes each of the others;

(d)captions or headings are only for reference and are not to be considered in interpreting the Plan;

(e)“Section” refers to a Section of the Plan, unless otherwise stated in the Plan; and

(f)a reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof.

8.14.Governing Law; Jurisdiction.  All matters or issues relating to the interpretation, construction, validity, and enforcement of the Plan shall be governed by the laws of the State of Texas, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than the State of Texas.

The Company and the Participants, or any other party to a Dispute arising under or otherwise affecting the Plan, (a) hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of Texas or the state courts of competent jurisdiction for the State of Texas, each of which is located in the City of Houston, Harris County, Texas, for the purpose of hearing or litigating any and all disputes, claims, controversies or disagreements (each a “Legal Action”) between such parties relating to or arising, in whole or in part, under or in connection with, the Plan, (b) hereby waives and agrees not to invoke, by way of motion, as a defense or otherwise, in any such Legal Action, any claim that such party is not subject personally to the jurisdiction of the above-named courts, that such party’s property is exempt or immune from attachment or execution, that any such Legal Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens or inconvenient forum, or should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that the Plan may not be enforced in or by such court, and will not assert that venue should properly lie in any other location, and (c) hereby agrees not to commence any such Legal Action other than before the above-named courts.  Notwithstanding the previous sentence, a party may commence any Legal Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.  Nothing in this Plan shall prevent any party to a Legal Action from applying to a court that would otherwise have jurisdiction for provisional or interim measures, including but not limited to any claim for preliminary injunctive relief.

8.15.Waiver of Jury Trial.  THE COMPANY AND EACH PARTICIPANT WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE OR PROCEEDING ARISING OUT OF OR RELATING TO THE PLAN, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE COMPANY AND EACH PARTICIPANT AGREES THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THE PLAN SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION HEREUNDER BY A JUDGE SITTING WITHOUT A JURY.

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